Exhibit 10.6

FAIRFIELD COUNTY BANK CORP

DIRECTOR RETIREMENT AGREEMENT

THIS AGREEMENT is made this              day of                     , by and between FAIRFIELD COUNTY BANK CORP., a Connecticut mutual savings bank located in Ridgefield, Connecticut (the “Bank”), and                              (the “Director”). This Agreement is an amendment and restatement of an Agreement originally entered into                             .

INTRODUCTION

To encourage the Director to remain a member of the Bank’s Board of Directors (the “Board”), the Bank is willing to provide retirement benefits to the Director. The Bank will pay the retirement benefits from its general assets according to the terms of this Agreement.

AGREEMENT

The Director and the Bank agree as follows:

Article 1

Definitions

1.1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified;

1.1.1 “Annual Benefit” means the annual benefit set forth in subsection 2.1.1.

1.1.2 “Change in Control” means any of the following if-the event occurs after the date first above-written:

(a)	There occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by it.

(b)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(c)	The Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(d)	The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization or a reorganization of the Bank into the mutual holding company form of ownership.

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations or any other authoritative guidance issued thereunder.

1.1.4 “Disability” means any sickness, injury or other disability which prevents the Director from performing substantially of a Director, provided that such disability is established by medical evidence satisfactory to the Board, and in order to establish such disability, the Board may designate a physician of its’ choice whose conclusion shall be conclusive on all persons concerned.

1.1.5 “Early Retirement Date” means the date of Termination of Service when it occurs before the Normal Retirement Age.

1.1.6 “Effective Date” means                             , the date this Agreement originally was approved by the Board of Directors.

1.1.7 “Normal Retirement Age” means the Director’s 72nd birthday.

1.1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.1.9 “Plan Year” means the twelve month period commencing on the January 1 and ending on the December 31 of each year.

1.1.10 “Termination of Service” means the Director ceasing to be-a member of the Board for any reason whatsoever, other than by reason of an approved leave of absence. Notwithstanding the preceding; a Termination of Service shall not include any event that does - not qualify as a “Separation from Service” under Code section 409A.

1.1.11 “Termination for Cause” means the termination of the Director’s duties as Director for the reasons set forth in Section 5.1 hereof.

1.1.12 “Years of Service” means the total number of complete Plan Years during which the Director serves as a compensated member of the Board.

Article 2

Retirement Benefits

2.1. Normal Retirement Benefit. Upon Termination of Service on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Director the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The Annual Benefit is equal to $            .

2.1.2 Amount of benefit. The total amount of retirement benefit shall be $            .

2.1.3 Payment of Benefit. The Bank shall pay the benefit in five equal installments beginning on the first day of January following the Director’s Termination of Service and continuing for four additional years.

2.2. Early Retirement Benefit. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death or Disability, the Bank shall pay to the Director the benefit described in this Section 2.2. The early retirement benefit under this Agreement is based on a Director’s Years of Service, however all Directors serving on the Effective Date will be vested with an early retirement benefit based on ten Years of Service, the maximum required for a full benefit. For all Directors elected after the Effective Date, the early retirement benefit is calculated using the following formula.

2.2.1 Amount of Benefit. $            divided by a fraction, the numerator of which is the Director’s Years of Service and the denominator of which is 10. The maximum early retirement benefit is $            .

2.2.2 Payment of Benefit. The Bank shall pay the benefit in five equal installments beginning on the first day of January following the Director’s Termination of Service and continuing for four additional years.

2.3. Disability Benefit. Upon Termination of Service prior to Normal Retirement Age as a result of the Director’s Disability, the Bank shall pay to the Director the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The Annual Benefit under this Section 2.3 is equal to the amount determined under subsection 2.2.1 using the Director’s actual date of Termination of Service.

2.3.2 Payment of Benefit. The Bank shall pay, the benefit in five equal installments beginning on the first day of January following the Director’s Termination of Service and continuing for four additional years.

2.4. Change in Control Benefit. In the event of a Termination of Service after a Change in Control, the Bank shall pay the Director the benefit described in this Section 2.4 in lieu of any other benefit provided for under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is equal to the amount determined under subsection 2.1.2 using the Director’s actual date of Termination of Service.

2.4.2 Payment of Benefit. The Bank shall pay the present value of the total retirement benefit to the Director in a lump sum no more than thirty (30) days after the date of the Termination of Service. The discount rate for determining such present value shall be the applicable federal midterm rate in effect for the month in which such Termination of Service occurs, plus one and one-half (1-1/2%) percent. There shall be no present value adjustment to reflect any early commencement of the retirement benefit under this Section, but merely an adjustment to reflect payment in the form of a lump sum rather than in installments.

2.5. Acceleration of Payment. In the event a Change in Control occurs after the Director’s Termination of Service, and the Director, or in the event of the Director’s death, and the Director’s beneficiary, has not received the total benefit to which the Director (or the Director’s beneficiary) is entitled under this Article 2, or Article 3, as the case may be, the present value of the balance of the benefit to which the Director (or the Director’s beneficiary) is entitled shall be paid to the Director, or the Director’s beneficiary, as the case may be, in a single lump sum payment no more than thirty (30) days following such Change in Control. Such present value shall be determined based on the same discount rate applied in determining present value under subsection 2.4.2 hereof. This Section shall be of no force or effect if, at the time an accelerated payment becomes due hereunder, such payment would result in penalties to the recipient under Code section 409A.

Article 3

Death Benefits

3.1. Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall pay to the Director’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The Annual Benefit under this Section 3.1 is equal to the early retirement benefit as calculated using the formula in subsection 2.2.1.

3.1.2 Payment of Benefit. The Annual Benefit shall be paid by the Bank in equal annual installments on the first business day of January, following the date of the Director’s death and continuing for four additional years.

3.2. Death After Termination of Service and Before Benefit and Before Benefit Period. If the Director dies after his Termination of Service but before benefit payments have commenced under this Agreement, the Bank shall pay to the Director’s beneficiary the benefit to which the Director would have been entitled under this Agreement had the Director lived. Such benefit shall be paid at the same time and in the same manner as it would have been paid to the Director had, the Director lived.

3.3. Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same manner they would have been paid to the Director had the Director lived.

Article 4

Beneficiaries

4.1. Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Board. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Board during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

4.2. Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Board may require proof of incompetence, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay benefits under this Agreement under the circumstances described in Section 5.1 or 5.2 hereof.

5.1. Termination for Cause. Except in the case of any benefit payable hereunder following a Change in Control, no benefits shall be payable under this Agreement either before or after the Director’s death if the Bank terminates the Director’s duties as a director for:

5.1.1 Gross negligence or gross neglect of duties;

5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in an adverse effect on the Bank.

5.2. Suicide or Misstatement. No benefits shall be payable under this Agreement after the Director’s death if the Director commits suicide within two (2) years after the original date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Bank.

Article 6

Claims and Review Procedures

6.1. Claims Procedure. This Section 6.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this Section 6.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Section, references to Disability benefit claims are intended to describe claims made by the Director for Disability benefits pursuant to Section 2.3.

(a) Initial Claim. The Director, a beneficiary or an entity that believes he or she is entitled to any benefit (a “Claimant”) under this Agreement may file a claim with the Board. The Board will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a Disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Board or appointee of the Board before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Board of a Director’s Disability status, the Board will notify the Claimant of the Board’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Board, the Board needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Board receives the claim, of those circumstances and of when the Board expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Board, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Board notifies the Claimant of the circumstances requiring the extension and the date as of which the Board expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Board denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Agreement provision or insurance contract provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Executive’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability benefits on the basis of the Board’s independent determination of the Director’s Disability status, the Board will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Director’s Disability status, a request for review of a denied claim must be made in writing to the Board within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Board’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Board. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for Disability benefits requires an independent determination by the Board of the Director’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Board will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary who did not make the initial, determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Agreement will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Board will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Board in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five (45) days after the Board’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Board will give the Claimant, in writing or by electronic notification, a notice containing-

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Agreement provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Agreement’s files which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Agreement’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Board to Follow Procedures. If the Board fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Agreement and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Board (on behalf of the Agreement) has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

Article 7

Amendments and Termination

7.1. The Bank, acting by the Board, may amend or modify this Agreement at any time; provided, however, that no such amendment or modification shall reduce the benefit earned by the Director under the terms of this Agreement as of the date such amendment or modification is adopted, without the Director’s consent, or, in the event of the Director’s death, his beneficiary. Notwithstanding the foregoing, any amendment to or modification of the definition of “Change in Control” in subsection 1.1.2 of Section 1.1 hereof or the terms of Section 2.4 or 2.5 hereof shall become effective only upon the written consent of the Director or, in the event of his death, the Director’s beneficiary.

7.2. The Bank, acting by the Board, reserves the right to terminate this Agreement at any time. However, except as approved in writing by the Director, or in the event of his death, his beneficiary upon termination of this Agreement any vested benefits then accrued shall remain payable under the terms of this Agreement to the extent then accrued, and the Director’s benefit shall continue to accrue and continue to vest under the terms of this Agreement until his Termination of Service as if the Agreement had not been terminated.

7.3. In the event the consent of the Director’s beneficiary is required pursuant to Section 7.1 or 7.2 hereof and there is more than one such beneficiary such consent shall be deemed to have been given if a majority in interest of all such beneficiaries have given such consent.

Article 8

Miscellaneous

8.1. Binding Effect. This Agreement shall be binding upon the Bank and the Director and upon any assignee or successor in interest to the Bank and upon the heirs, legal representative and beneficiaries of the Director.

8.2. No Guaranty of Service. This Agreement is not a contract for service. It does not give the Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. It also does not require the Director to remain a Director nor interfere with any rights of the Director to terminate his service as a Director.

8.3. Non-Transferability. This Agreement is designed to provide payment of benefits solely for the support of the Director and, to the extent of any death benefits, his beneficiary. No person eligible for or entitled to a benefit payable hereunder shall have any right, power or authority to assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such benefit payment.

8.4. Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of State of Connecticut, except to the extent preempted by the laws of the United States of America.

8.6. Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits, and the obligation to pay benefits shall be treated as an item of indebtedness by the Bank to the Director or his beneficiary. All benefits provided for hereunder shall be paid from the general assets of the Bank. Neither the Director nor any beneficiary of the Director shall have any equitable or security rights under this Agreement in any specific assets of the Bank. Any insurance on the Director’s life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim. The rights to benefits hereunder are not subject in any manner to anticipation, alienation, sale, transfer assignment, pledge, encumbrance, attachment or garnishment by creditors of the Director or the Director’s beneficiary.

8.7. Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.8. Administration. The Board shall have powers which are necessary to administer this Agreement, and its determinations shall be conclusive on the Bank, the Director, and any other person claiming benefits under this Agreement. The Board may (a) allocate its administrative authority hereunder among any of its members (other than the Director) or (b) delegate any of its administrative authority to officers or other employees of the Bank. In any event, the Director shall abstain from any determinations by the Board with respect to his benefits hereunder. The Board’s administrative authority shall include but not be limited to:

8.8.1 Interpreting the provisions of the Agreement;

8.8.2 Establishing and revising the method of accounting for the Agreement;

8.8.3 Maintaining a record of benefit payments; and

8.8.4 Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.9. Bona Fide Deferred Compensation Plan. It is intended that this Agreement be and remain a bona fide deferred compensation plan for purposes of Part 359 of Federal Deposit Insurance Corporation (“FDIC”) Rules as defined by the provisions of FDIC Rule 359.1(d) and the terms of this Agreement shall be so construed in the event of any ambiguity.

8.10. Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses, including, without limitation, fees and disbursements of actuaries, accountants and counsels incurred by the Director in seeking in good faith to enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Director promptly by the Bank. Except in the case of a Change in Control, the Director shall be responsible to reimburse the Bank for amounts expended by the Bank under this Section if an enforcement action is initiated by the Director hereunder and the Director does not substantially prevail on any substantial merits of such enforcement action.

8.11. Specified Employee Limitation. In the event that the stock of the Bank or of any affiliate of the Bank becomes tradable on an established securities market or otherwise, then, if the Director is a Specified Employee, to the extent required under section 409A ®f the Code, any payment made hereunder following a Termination of Service other than on account of the Director’s Disability or death shall be made no earlier than the date which is six (6) months after the Director’s Termination of Service date. For purposes of the preceding sentence, Specified Employee shall mean, with respect to the Bank or such affiliate, a “key employee” as defined in Code section 416(i) (without regard to paragraph (5) thereof).

8.12. Rabbi Trust Following Change in Control. If, at any time, the Board reasonably believes that a Change in Control is likely to occur within thirty (30) days, then the Board shall direct that, before any such Change in Control becomes effective, cash or property having a value at least equal to the present value of benefits that would be payable upon or following the occurrence of a Change in Control shall be contributed to a trust satisfying the requirements of the Internal Revenue Service Revenue Procedure 92-64, as amended, which trust has a competent institutional trustee that is independent of the Bank and of any other party, directly or indirectly, to the Change in Control transaction. Any such trust shall be irrevocable, except that the trust shall become revocable if, within one year following the establishment of such trust (or earlier as agreed by the Director), the Change in Control has not occurred and no Change in Control is then reasonably imminent.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

FAIRFIELD COUNTY BANK CORP.

By:
Title:

Director:

BENEFICIARY DESIGNATION

FAIRFIELD COUNTY BANK CORP.

DIRECTOR RETIREMENT PLAN

I designate the following as beneficiary of any death benefits under this Director Retirement Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designation will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:

Accepted by the Bank this             date of

By:
Title: